SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
                    File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                        Commission File Number 333-64513

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


                                1815 GRIFFIN ROAD
                              DANIA, FL 33004-2252
                                 (954) 926-2000
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                            11% SENIOR NOTES DUE 2005
            (Title of each class of securities covered by this Form)

                                      NONE
                 (Titles of all other classes of securities for
                   which a duty to file reports under section
                             13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [  ]               Rule 12h-3(b)(1)(ii)      [  ]
Rule 12g-4(a)(1)(ii)      [  ]               Rule 12h-3(b)(2)(i)       [  ]
Rule 12g-4(a)(2)(i)       [  ]               Rule 12h-3(b)(2)(ii)      [  ]
Rule 12g-4(a)(2)(ii)      [  ]               Rule 15d-6                [  ]
Rule 12h-3(b)(1)(i)       [X]

         Approximate number of holders of record as of the certification or notice date:

                         11% SENIOR NOTES DUE 2005: ONE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Aircraft Service International Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  July 12, 2001                  By:    /s/ JEFFREY P. HARTMAN
                                           ----------------------------------
                                           Name:    Jeffrey P. Hartman
                                           Title:   Vice President and Chief
                                                      Financial Officer